UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2016

TransDigm Group Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants’ under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

Change in Officer Titles

On December 14, 2016, the Board of Directors of TransDigm Group Incorporated (the “Company”) determined that Robert Henderson, currently Chief Operating Officer of the Company’s Airframe Segment, will become Vice Chairman of the Company and that Kevin Stein, currently Chief Operating Officer of the Company’s Power Segment, will become President and Chief Operating Officer of the Company. The President title is currently held by W. Nicholas Howley, the Company’s Chief Executive Officer. Mr. Howley will continue as Chairman and Chief Executive Officer. The changes will all be effective January 1, 2017. In his new role, Mr. Henderson will continue to oversee select operating units and will expand his focus to include more acquisition, integration and business development activities, as well as other corporate-wide duties. In Mr. Stein’s new role, he will be responsible for almost all aspects of the Company’s operations. The Company’s operating Executive Vice Presidents will report to Mr. Stein. Messrs. Henderson and Stein, as well as Bernt Iversen, the Company’s Executive Vice President – Mergers & Acquisitions and Business Development, and Terrance Paradie, the Company’s Executive Vice President and Chief Financial Officer, will report to Mr. Howley.

Amended and Restated Employment Agreement with Kevin Stein

On December 14, 2016, the Company entered into an Amended and Restated Employment Agreement with Kevin Stein, pursuant to which Mr. Stein will serve as President and Chief Operating Officer of the Company. The Employment Agreement replaced Mr. Stein’s Employment Agreement dated October 29, 2014, as amended on October 23, 2015.

The primary purpose of the amendments contained in the Employment Agreement as compared to the prior employment agreement is to account for Mr. Stein’s change in title, to change his target bonus from 80% of his base salary to 100% of his base salary and to extend his ability to terminate for good reason if he does not become Chief Executive Officer so that he may now terminate for good reason if he is not appointed Chief Executive Officer by December 31, 2019, as well as increase the severance payable on such event to 2.0 times his annual salary and bonus. Formerly he had a right to terminate for good reason if he was not appointed Chief Executive Officer by December 31, 2017 and the severance payable therefor was 1.5 times his annual salary and bonus. Unless earlier terminated by the Company or Mr. Stein, the term of the Employment Agreement expires on October 1, 2021.

Under the terms of the Employment Agreement, Mr. Stein is entitled to receive an annual base salary of not less than $700,000 and is eligible to participate in the Company’s annual bonus plan with a bonus target set at 100% of his annual base salary. In addition, under the terms of the Employment Agreement, Mr. Stein is entitled to participate in employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers.

The Employment Agreement provides that if Mr. Stein is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if Mr. Stein’s employment is terminated without cause, if he terminates his employment for customary good reasons, or if his employment terminates due to his death or disability, the Company will pay him, in substantially equal installments over a 12-month period, an amount equal to 1.0 times his salary plus 1.0 times the greater of the all of the bonuses paid or payable to him for the prior fiscal year (excluding any extraordinary bonus) or the target bonuses for the year in which his employment terminates, determined in accordance with the Company’s bonus program(s) if any, plus 18 times the difference of the monthly COBRA continuation coverage rate and the monthly cost of coverage to Mr. Stein as of the date of termination. In addition to the customary good reason provision, Mr. Stein may also terminate his employment for good reason if he is not appointed Chief Executive Officer of the Company by December 31, 2019, or such later date as the Company and Mr. Stein mutually agree. In such event, Mr. Stein will receive severance in the amount of 2.0 times his salary plus target bonus.

The Employment Agreement also includes non-competition, non-solicitation, confidentiality and indemnity provisions consistent with Mr. Stein’s prior agreement. These provisions did not change from the prior employment agreement.

The foregoing description of the terms of the Employment Agreement is qualified in its entirety by the full text of the Amended and Restated Employment Agreement, a copy of which is filed herewith as Exhibit 10.1.

Amended and Restated Employment Agreement with Robert Henderson

On December 14, 2016, the Company entered into an Amended and Restated Employment Agreement with Robert Henderson whereby Mr. Henderson will serve as Vice Chairman of the Company. The Employment Agreement replaced Mr. Henderson’s Employment Agreement dated February 24, 2011, as amended on April 20, 2012 and October 22, 2015. The term of the Employment Agreement will expire on December 31, 2018, unless earlier terminated by the Company or Mr. Henderson. The provision for automatic renewal of the agreement was deleted. The Employment Agreement contemplates that Mr. Henderson will spend about three-quarters of his working time working for the Company.

In addition to the change in title, term and full-time status, the primary purpose of the amendments contained in the Employment Agreement as compared to the prior employment agreement is to provide Mr. Henderson with equity compensation in lieu of cash compensation for salary and bonus on similar terms to those contained in the employment agreement of Mr. Howley, the Company’s Chief Executive Officer. Under the terms of the Employment Agreement, Mr. Henderson will receive $10,000 in cash to cover his employee co-premiums for health benefits and related taxes and a grant of options to purchase 8,500 shares of Company common stock for calendar year 2017 and 7,600 shares of Company common stock for calendar year 2018. In addition, Mr. Henderson is entitled to participate in the Company’s annual cash bonus plan with a target bonus of 6,500 shares of Company common stock for fiscal year 2017 and 5,900 shares of Company common stock for fiscal year 2018, in each case as adjusted by the percentage greater than or less than the Company’s executive bonus plan would yield as compared to target bonuses. Mr. Henderson may give notice one time during the term of the Employment Agreement if he wishes to discontinue his receipt of equity compensation effective with his bonus or as of the following year. If he elects to receive his salary in cash in 2018, his salary will be no less than $500,000.

The options granted in lieu of salary and bonus will vest, to the extent the performance criteria is met, 40% at completion of the first fiscal year after the date of grant, 40% after the second fiscal year after the date of grant and 20% after the third fiscal year after the date of grant. These options will include provisions with regard to post-employment vesting upon termination of employment by reason of death, disability, good reason, without cause or retirement (each as defined in the Employment Agreement). More specifically, if Mr. Henderson’s employment terminates for the aforementioned reasons after the first fiscal year following the date of grant but on or after the second fiscal year end following the date of grant, 40% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Henderson’s employment terminates for the aforementioned reasons after the second fiscal year end following the date of grant but on or prior to the third fiscal year end following the date of grant, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Henderson’s employment terminates for any of the aforementioned reasons after the third fiscal year end following the date of grant, 100% of the remaining unvested options may continue to vest in accordance with their terms.

Mr. Henderson is entitled to participate in the Company’s stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers.

The Employment Agreement provides that if Mr. Henderson is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if Mr. Henderson’s employment is terminated without cause, if he terminates his employment for customary good reasons, or if his employment terminates due to his death or disability, the Company will pay him, in substantially equal installments over a 12-month period, an amount equal to 1.0 times his salary plus 1.0 times the greater of the all of the bonuses paid or payable to him for the prior fiscal year (excluding any extraordinary bonus) or the target bonuses for the year in which his employment terminates, determined in accordance with the Company’s bonus program(s) if any, plus 18 times the difference of the monthly COBRA continuation coverage rate and the monthly cost of coverage to Mr. Henderson as of the date of termination. For purposes of severance, Mr. Henderson’s annual salary will be deemed to be $500,000 in calendar year 2017 and $520,000 in calendar year 2018. These provisions did not change materially from the prior employment agreement.

The Employment Agreement also includes non-competition, non-solicitation provisions, confidentiality and indemnity consistent with Mr. Henderson’s prior agreement. These provisions did not change from the prior employment agreement.

The foregoing description of the terms of the Employment Agreement is qualified in its entirety by the full text of the Amended and Restated Employment Agreement, a copy of which is filed herewith as Exhibit 10.2.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are being filed with this Current Report on Form 8-K:

Exhibit 10.1	Amended and Restated Employment Agreement, dated December 14, 2016, between TransDigm Group Incorporated and Kevin Stein

Exhibit 10.2	Amended and Restated Employment Agreement, dated December 14, 2016, between TransDigm Group Incorporated and Robert Henderson

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By	/s/ Terrance Paradie
Terrance Paradie
Executive Vice President and Chief Financial Officer
Date: December 15, 2016

Exhibit Index

Exhibit No.	Description

Exhibit 10.1	Amended and Restated Employment Agreement, dated December 14, 2016, between TransDigm Group Incorporated and Kevin Stein

Exhibit 10.2	Amended and Restated Employment Agreement, dated December 14, 2016, between TransDigm Group Incorporated and Robert Henderson